Exhibit 5.6

OFFICE ADDRESS	18-20, rue Edward Steichen L-2540 LUXEMBOURG Luxembourg - Kirchberg
TELEPHONE	+352 466 230
FAX	+352 466 234
INTERNET	www.loyensloeff.lu

Trinseo Materials Operating S.C.A.

9A, rue Gabriel Lippmann

L-5365 MUNSBACH

Luxembourg

Trinseo Materials Finance, Inc.

1000 Chesterbrook Boulevard, Suite 3000

BERWYN, Pennsylvania 19312

United States

Luxembourg, December 6, 2013

Dear Sirs,

Trinseo Materials Operating S.C.A., Trinseo S.A., Styron Luxco S.à r.l., Styron Holding S.à r.l., Trinseo Materials S.à r.l., Styron Finance Luxembourg S.à r.l.

Offer to exchange $1,325,000,000 in principal amount of new 8.750% Senior Secured Notes due 2019 (the Exchange Notes) for $1,325,000,000 in principal amount of outstanding 8.750% Senior Secured Notes due 2019 (the Outstanding Notes, and, together with the Exchange Notes, the Notes).

1	Introduction

We have acted as special legal counsel in the Grand Duchy of Luxembourg (Luxembourg) to:

(a)	Trinseo Materials Operating S.C.A., a Luxembourg corporate partnership limited by shares (société en commandite par actions), with registered office at 9A, rue Gabriel Lippmann, L-5365 Munsbach, Luxembourg, registered with the Luxembourg Register of Commerce and Companies (RCS) under number B153.586 (the Luxembourg Issuer);

(b)	Trinseo S.A., a Luxembourg public limited liability company (société anonyme), with registered office at 9A, rue Gabriel Lippmann, L-5365 Munsbach, Luxembourg, registered with the RCS under number B153.549 (Trinseo);

(c)	Styron Luxco S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), with registered office at 9A, rue Gabriel Lippmann, L-5365 Munsbach, Luxembourg, registered with the RCS under number B153.577 (Styron Luxco);

All services are provided by Loyens & Loeff Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 18-20, rue Edward Steichen, L-2540 Luxembourg, Luxembourg, with a share capital of Eur 25,200 and registered with the Luxembourg Register of Commerce and Companies Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B 174.248. All its services are governed by its General Terms and Conditions, which include a limitation of liability, the applicability of Luxembourg law and the competence of the Luxembourg courts. These General Terms and Conditions may be consulted via www.loyensloeff.lu.

AMSTERDAM    —    ARNHEM     —    BRUSSELS    —    LUXEMBOURG    —    ROTTERDAM    —    ARUBA     —    CURACAO     —    DUBAI

GENEVA    —    HONG KONG    —    LONDON    —    NEW YORK    —    PARIS    —    SINGAPORE     —    TOKYO    —    ZURICH

(d)	Styron Holding S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), with registered office at 9A, rue Gabriel Lippmann, L-5365 Munsbach, Luxembourg, registered with the RCS under number B153.582 (Styron Holding);

(e)	Styron Finance Luxembourg S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), with registered office 9A, rue Gabriel Lippmann, L-5365 Munsbach, Luxembourg, registered with the RCS under number B151.012 (Styron Finance); and

(f)	Trinseo Materials S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), with registered office at 4, rue Lou Hemmer, L-1748 Luxembourg-Findel, registered with the RCS under number B162.639 (Trinseo Materials and, together with the Luxembourg Issuer, Trinseo, Styron Luxco, Styron Holding and Styron Finance, the Companies and, individually, a Company), in connection with the entry by the Companies into the Opinion Documents (as defined below).

2	Scope of Inquiry

2.1	For the purpose of this legal opinion (the Opinion), we have examined an electronically transmitted copy of the following documents:

(a)	a form S-4 registration statement under the United States Securities Act of 1933, governed by the laws of the United States, as filed with the Securities and Exchange Commission on September 30, 2013, and as amended on December 6, 2013, relating to an offer to exchange the Exchange Notes for the Outstanding Notes (the Registration Statement); and

(b)	an executed copy of an indenture, governed by the laws of the State of New York (United States), originally dated January 29, 2013 as amended and / or supplemented from time to time and for the last time on December 3, 2013, by and between, inter alios, the Luxembourg Issuer and Trinseo Materials Finance, Inc. (the U.S. Issuer and, together with the Luxembourg Issuer, the Issuers) as issuers, the other Companies as guarantors and Wilmington Trust, National Association as trustee (the Indenture, and, together with the Registration Statement, the Opinion Documents).

2.2	We have also examined a copy of the following documents:

(a)	the consolidated text of the articles of association of:

(i)	the Luxembourg Issuer as at May 8, 2012;

(ii)	Trinseo as at August 8, 2012;

(iii)	Trinseo Materials as at May 8, 2012;

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(iv)	Styron Luxco as at August 8, 2012;

(v)	Styron Holding as at August 8, 2012; and

(vi)	Styron Finance as at May 8, 2012,

all drawn up by Maître Fracis Kesseler, notary in Esch-Sur-Alzette, and hereinafter collectively referred to as the Articles;

(b)	the resolutions of the board of managers (or directors, as applicable) of each of the Companies, in respect of the Opinion Documents and the transactions contemplated thereby (the Board Resolutions);

(c)	excerpts pertaining to the each of the Companies delivered by the RCS, dated December 5, 2013 (the Excerpts); and

(d)	certificates of absence of judicial decisions (certificats de non-inscription d’une décision judiciaire) pertaining to each of the Companies delivered by the RCS on December 5, 2013, with respect to the situation of the respective Companies as at December 4, 2013 (the RCS Certificates).

3	Assumptions

We have assumed the following:

3.1	the genuineness of all signatures, stamps and seals of the persons purported to have signed the relevant documents;

3.2	the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

3.3	all factual matters and statements relied upon or assumed in this Opinion are and were true and complete on the date of execution of the Opinion Documents (and any document in connection therewith) and the date of this Opinion;

3.4	the Articles are in full force and effect and have not been amended, rescinded, revoked or declared null and void;

3.5	the Board Resolutions, are in full force and effect, have not been amended, or declared null and void, have been validly adopted and there has been no change in the managers the Companies;

3.6	the information contained and statements made in the Board Resolutions, the Excerpts and the RCS Certificates are true and accurate at the date of this Opinion and at the date of signing of the Opinion Documents;

3.7	the Notes will not be subject of a public offer in Luxembourg unless the relevant requirements of Luxembourg law have been fulfilled;

3.8	the Notes will not be admitted to trading on any market of the Luxembourg Stock Exchange;

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3.9	the Opinion Documents and the Notes are within the capacity and powers of have been duly authorised, executed and delivered by or on behalf of all relevant parties other than the Companies (the Other Parties, and, together with the Companies, the Parties) and are legal, valid, binding and enforceable against all Parties in accordance with their respective terms under the laws by which they are stipulated to be governed and all other relevant laws;

3.10	the Opinion Documents are within the capacity and powers of, and have been validly authorised, executed and delivered by or on behalf of all relevant parties other than the Companies (the Other Parties) and are legal, valid, binding and enforceable against all relevant parties in accordance with their respective terms under all applicable laws (other than Luxembourg law to the extent expressly opined herein);

3.11	there are no provisions in the laws of any jurisdiction outside Luxembourg, which would adversely affect, or otherwise have any negative impact on this Opinion;

3.12	the entry into and performance by the Companies of the Opinion Documents and the issuance of the Notes are in the corporate interest of the Companies; and

3.13	each of the Parties entered into and will perform its obligations under the Opinion Documents in good faith, for the purpose of carrying out its business and without any intention to defraud or deprive of any legal benefit any other party (including third party creditors) or to circumvent any mandatory law or regulation of any jurisdiction.

4	Opinion

Based upon the assumptions made above and subject to the qualifications set out below and any matter not disclosed to us, we are of the following opinion:

4.1	Status

Styron Luxco, Styron Holding, Styron Finance and Trinseo Materials are private limited liability companies (sociétés à responsabilité limitée), duly incorporated and validly existing under Luxembourg law for an unlimited duration.

The Luxembourg Issuer is a partnership limited by shares (société en commandite par actions), duly incorporated and validly existing under Luxembourg law for an unlimited duration.

Trinseo is a public limited liability company (société anonyme), duly incorporated and validly existing under Luxembourg law for an unlimited duration.

4.2	Corporate power and authority / due execution

Each of the Companies (i) has the corporate power to execute the Opinion Documents and to perform the obligations expressed to be assumed by it thereunder, (ii) has taken all corporate action necessary to authorise the execution and performance of the Opinion Documents, and (iii) has duly executed the Opinion Documents.

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5	Qualifications

This Opinion is subject to the following qualifications:

5.1	Our Opinion is subject to all limitations by reasons of bankruptcy (faillite), insolvency, moratorium, controlled management (gestion contrôlée), suspension of payments (sursis de paiement), court ordered liquidation or reorganisation and any similar Luxembourg or foreign proceedings affecting the rights of creditors generally (Insolvency Proceedings).

5.2	Our opinion that the Companies are validly existing is based on the Articles, the Excerpts and the RCS Certificates (which confirm in particular that no judicial decisions in respect of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée) or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Companies have been registered with the RCS). The Articles, the Excerpts, the RCS Certificates are, however, not capable of revealing conclusively whether or not the Companies are subject to any Insolvency Proceedings.

5.3	Powers of attorney, mandates (mandats) or appointments of agents may terminate by law and without notice upon the occurrence of Insolvency Proceedings and may be revoked despite their being expressed to be irrevocable.

5.4	Corporate documents of, and courts orders affecting the Companies may not be available at the RCS and the clerk’s office of the Luxembourg district court forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto.

5.5	No opinion is expressed as to (i) the legal validity and enforceability of the provisions contained in the Opinion Documents, (ii) the accuracy of any representation or warranty given by the Companies and (iii) tax laws or regulations or the tax consequences of the transactions contemplated by the Opinion Documents.

5.6	We have not reviewed any documents incorporated by reference or referred to in the Opinion Documents (other than to the extent expressly stated herein) and therefore our opinions do not extend to such documents.

6	Miscellaneous

6.1	This Opinion is given as of this date and on the basis of Luxembourg laws in effect and as published, construed and applied by Luxembourg courts, as of such date. We undertake no obligation to update it or to advise you of any changes in such laws or their construction or application. We express no opinion, nor do we imply any opinion, as to any laws other than Luxembourg laws.

6.2	We have examined the documents identified in paragraph 2 of this Opinion and all other documents we deemed necessary to render this Opinion.

6.3	Luxembourg legal concepts are expressed in English terms, which may not correspond to the original French or German terms relating thereto. We accept no liability for omissions or inaccuracies attributable to the use of English terms.

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6.4	This Opinion and all rights, obligations, issues of interpretation and liabilities in relation to it are governed by, and shall be construed in accordance with, Luxembourg law.

6.5	This opinion letter may be relied on by Reed Smith LLP in connection with its opinion filed as Exhibit 5.1 to the Registration Statement.

6.6	This opinion letter is rendered to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the United States Securities Act of 1933. This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the United States Securities Act of 1933, and no opinions may be inferred or implied beyond the matters expressly stated herein.

6.7	We consent to the filing of this opinion with the Commission as Exhibit to the Registration Statement. We also consent to the reference of our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,
Loyens & Loeff Luxembourg S.à r.l.

Thierry Lohest Avocat

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